Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

of Mellon Financial Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-134738 and 333-134738-01 through 333-134738-05) on Form S-3 of The Bank of New York Company, Inc. of our reports dated February 22, 2007, with respect to the consolidated balance sheets of Mellon Financial Corporation as of December 31, 2006 and 2005, and the related consolidated statements of earnings, stockholders’ equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the current report on Form 8-K of The Bank of New York Company, Inc. dated June 20, 2007. Our report with respect to the consolidated financial statements refers to a change, in 2006, in Mellon Financial Corporation’s method of accounting for employer defined benefit pension and other postretirement plans in accordance with Statement of Financial Accounting Standards No. 158.

/s/ KPMG LLP

Pittsburgh, Pennsylvania

June 22, 2007